                                                                    EXHIBIT 10.7

                                 EMPLOYMENT AGREEMENT


    THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of ____________________, 1996, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (the "Company"), ARDEN REALTY, INC., a Maryland corporation and the Company's general partner ("Arden" or the "General Partner") and VICTOR J. COLEMAN ("Executive").


1.  EMPLOYMENT

    The Company and Arden (hereinafter referred to collectively as the "Employers") hereby employ Executive and Executive hereby accepts employment upon the terms and conditions set forth below.


2.  TERM AND RENEWAL

    2.1 TERM. The term of this Agreement shall commence on the date of this Agreement (the "Effective Date"), and shall continue for three years from the Effective Date (the "Original Employment Term"), on the terms and conditions set forth below, unless sooner terminated as provided in Section 5.

    2.2 EXTENSION. Following the expiration of the Original Employment Term and provided that this Agreement has not been terminated pursuant to Section 5, and every year thereafter, the Agreement shall be automatically renewed for an additional 12-month period, effective on each anniversary date of the Effective Date.


3.  COMPENSATION

    3.1 BASE COMPENSATION. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, an initial annual base compensation ("Base Compensation") of $250,000, payable in substantially equal semi-monthly installments. The Base Compensation shall be reviewed and adjusted annually as determined by the Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of General Partner.

    3.2 BONUS COMPENSATION. The Compensation Committee shall review Executive's performance at least annually during each year of the Original Employment Term and during any periods of automatic extension of this Agreement pursuant to Section 2.2 and cause the Employers to award Executive a cash bonus which the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Employers and/or as an incentive for continued service to the Employers. The amount of such cash bonus shall be determined in the sole and absolute discretion of the Compensation

Committee and shall be dependent on, among other things, the achievement of certain performance levels by the Employers, including, without limitation, growth in funds from operations, and Executive's performance and contribution to increasing the funds from operations.

    3.3 "GROSS-UP" OF COMPENSATION. The amount of the Base Compensation and any bonus payable to Executive pursuant to Section 3.1 and 3.2 above, shall be "grossed up" as necessary (on an after-tax basis) to compensate for any additional withholding taxes or other expenses due as a result of Executive's employment by both the Company and Arden and the implementation of the Compensation Split (as defined in Section 10 below) with respect to the financial obligations of the Company and Arden, respectively.

    3.4  BENEFITS.

         (a) MEDICAL INSURANCE. The Employers shall provide to Executive, Executive's spouse and children, at its sole cost, such health, dental and optical insurance as the Employers may from time to time make available to their other executive employees.

         (b) LIFE AND DISABILITY INSURANCE. The Employers shall provide Executive such disability and/or life insurance as the Employers in their sole discretion may from time to time make available to their other executive employees.

         (c) PENSION PLANS, ETC. The Executive shall be entitled to participate in all pension, 401(k) and other employee plans and benefits established by the Employers on at least the same terms as the Employers' other executive employees.

    3.5 AUTOMOBILE ALLOWANCE. The Employers shall provide Executive with a reasonable automobile allowance during the term of Executive's employment with the Employers.

    3.6 METHOD OF PAYMENT. The monetary compensation payable and any benefits due to Executive hereunder may be paid or provided in whole or in part, from time to time, by the Employers and/or their respective subsidiaries and affiliates, but shall at all times remain the responsibility of the Employers.

 4. POSITION AND DUTIES

    4.1 POSITION. Executive shall serve as President, Chief Operating Officer and Director of the Employers. The Employers agree that the duties that may be assigned Executive shall be the usual and customary duties of the offices of President, Chief Operating Officer and Director. Executive shall have such executive power and authority as shall reasonably be required to enable Executive to discharge the duties of such offices. Executive may, at Executive's discretion, serve the Employers and/or their respective subsidiaries and affiliates in other offices and capacities in addition to the foregoing, but shall not be required to do so. In the event the Employers and Executive mutually agree that Executive shall terminate Executive's service in any one or more of the aforementioned capacities, or Executive's service in one or more of the aforementioned capacities is terminated, Executive's compensation, as specified in this Agreement, shall not be diminished or reduced in any manner.

    4.2 DEVOTION OF TIME AND EFFORT. Executive shall use Executive's good faith best efforts and judgment in performing Executive's duties as required hereunder and to act in the best interests of the Employers. Executive shall devote such time, attention and energies to the business of the Employers as are reasonably necessary to satisfy Executive's required responsibilities and duties hereunder.

    4.3 OTHER ACTIVITIES. Executive may engage in other activities for Executive's own account while employed hereunder, including without limitation charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of Executive's duties hereunder.

    4.4 VACATION. It is understood and agreed that Executive shall be entitled to six weeks vacation per year. During such vacation periods, Executive shall not be relieved of Executive's duties under this Agreement and there will be no abatement or reduction of Executive's compensation hereunder.

    4.5 BUSINESS EXPENSES. The Employers shall promptly, but in no event later than ten days after submission of a claim of expenditure, reimburse Executive for all reasonable business expenses including, without limitation, business seminar fees, professional association dues, bar dues, country club membership fees and other reasonable entertainment expenses incurred by Executive in connection with the business of the Employers and/or their respective subsidiaries and affiliates, upon presentation to the Employers of written receipts for such expenses. Such reimbursement shall also include, but not be limited to, reimbursement for all reasonable travel expenses, including all airfare, hotel and rental car expenses, incurred by Executive in travelling in connection with the business of the Employers.

    4.6 EMPLOYERS' OBLIGATIONS. The Employers shall provide Executive with any and all necessary or appropriate current financial information and access to current information and records regarding all material transactions involving the Employers and/or their representative subsidiaries and affiliates, including but not limited to acquisition of assets, personnel contracts, dispositions of assets, service agreements and registration statements or other state or federal filings or disclosures, reasonably necessary for Executive to carry out Executive's duties and responsibilities hereunder. In addition, the Employers agree to provide Executive, as a condition to Executive's services hereunder, such staff, equipment and office space as is reasonably necessary for Executive to perform Executive's duties hereunder.


5.  TERMINATION

    5.1  BY EMPLOYERS WITHOUT CAUSE.  The Employers may terminate this
Agreement without "cause" (as hereinafter defined) at any time following the second anniversary of the Effective Date, provided that the Employers first deliver to Executive the Employers' written election to terminate this Agreement at least 90 days prior to the effective date of termination.

    5.2  SEVERANCE PAYMENT.

         (a) AMOUNT. In the event the Employers terminate Executive's services hereunder pursuant to Section 5.1, Executive shall continue to render services to the Employers pursuant to this Agreement until the date of termination and shall continue to receive compensation, as provided hereunder, through the termination date. In addition to other compensation payable to Executive for services rendered through the termination date, the Employers shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the sum of: (i) two times Executive's average annual Base Compensation paid hereunder for the preceding thirty-six month period (or, if Executive has been employed less than thirty-six months, the average annual Base Compensation for the period employed) plus (ii) an amount equal to two times the highest annual bonus received by Executive during the preceding thirty-six month period (or during the period Executive has been employed hereunder if shorter than thirty-six months) (collectively, the "Severance Amount").

         (b) BENEFITS. In the event Executive's employment hereunder is terminated by the Employers without cause pursuant to Section 5.1 or by Executive pursuant to Section 5.4 or 5.6, then in addition to paying Executive the Severance Amount, the Employers shall continue to provide to Executive and Executive's spouse and children, as applicable, all of the benefits described in
Section 3.3 for a period of two years commencing on the date of such termination (the "Severance Benefits").

         (c) LIMITATION. The foregoing notwithstanding, the total of such severance payments shall be reduced to the extent that the payment of such amount would cause Executive's total termination benefits (as determined by Executive's tax advisor) to constitute an "excess" parachute payment under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

    5.3 BY THE EMPLOYERS FOR CAUSE. The Employers may terminate Executive for cause at any time, upon written notice to Executive. For purposes of this Agreement, "cause" shall mean:

         (a) Executive's conviction for commission of a felony or a crime involving moral turpitude;

         (b) Executive's willful commission of any act of theft, embezzlement or misappropriation against the Employers which, in any such case, is materially and demonstrably injurious to the Employers;

         (c) Executive's willful and continued failure to substantially perform Executive's duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after demand for substantial performance is delivered by the Employers which specifically identifies the manner in which the Employers believe that Executive has not substantially performed Executive's duties; or

         (d)  Executive's death or Disability (as hereinafter defined).

    In the event Executive is terminated for cause pursuant to this Section 5.3, Executive shall have the right to receive Executive's compensation as otherwise provided under this Agreement through the effective date of termination. Executive shall have no further right to receive compensation or other consideration from the Employers, or have any other remedy whatsoever against the Employers, as a result of this Agreement or the termination of Executive pursuant to this Section 5.3, except as set forth below with respect to a termination due to Executive's Disability.

    In the event Executive is terminated by reason of Executive's Disability (but not death), the Employers shall immediately pay Executive a single severance payment equal to the Severance Amount. Said payment shall be in addition to any disability insurance payments to which Executive is otherwise entitled and any other compensation earned by Executive hereunder. For purposes of this Agreement, the term "Disability" shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive's duties hereunder for six consecutive calendar months or for shorter periods aggregating 180 business days in any 12 month period, but only to the extent that such definition does not violate the Americans with Disabilities Act.

    5.4 BY EXECUTIVE FOR GOOD REASON. Executive may terminate this Agreement for good reason upon at least 10 days prior written notice to the Employers. For purposes of this Agreement, "good reason" shall mean:

         (a) the Employers' material breach of any of their respective obligations hereunder and either such breach is incurable or, if curable, has not been cured within fifteen (15) days following receipt of written notice by Executive to the Employers of such breach by either of the Employers;

         (b) any removal of Executive from one or more of the offices specified in the first sentence of Section 4.1 without cause and without Executive's prior written consent; or

         (c) any material decrease in Executive's authority or responsibilities hereunder without Executive's prior written consent.

    In the event that Executive terminates this Agreement for good reason pursuant to this Section 5.4, Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination and shall also have the same rights and remedies against the Employers as Executive would have had if the Employers had terminated Executive's employment without cause pursuant to Section 5.1 (including the right to receive the Severance Amount payable and the Severance Benefits to be provided under Section 5.2).

    5.5 EXECUTIVE'S VOLUNTARY TERMINATION. Executive may, at any time, terminate this Agreement without good reason upon written notice delivered to the Employers at least ninety (90) days prior to the effective date of termination. In the event of such voluntary termination of this Agreement by
Executive: (i) Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination, and (ii) the Employers, on the one hand, and Executive, on the other hand, shall not have any further right or remedy against one another except as provided in Sections 6, 7 and 8 hereof which shall remain in full force and effect.

    5.6 CHANGE OF CONTROL. Executive may terminate this Agreement, upon at least ten (10) days' prior written notice to the Employers, at any time within two (2) years after a "change in control" (as hereinafter defined) of the Employers. In the event Executive terminates this Agreement within two (2) years after a change in control pursuant to this Section 5.6, (i) Executive shall continue to render services pursuant hereto and shall continue to receive compensation, as provided hereunder, through the termination date, (ii) the Employers shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the Severance Amount and (iii) following such termination, the Employers shall provide the Severance Benefits as required by Section 5.2. For purposes of this Agreement, a "change in control" shall mean the occurrence of any of the following events:

         (a) the individuals constituting the Board as of the date of the General Partner's initial public offering of common stock (the "Incumbent Board") cease for any reason to constitute at least two-thirds (2/3rds) of the Board; provided, however, that if the election, or nomination for election by the General Partner's stockholders, of any new director was approved by a vote of at least two-thirds (2/3rds) of the Incumbent Board, such new director shall be considered a member of the Incumbent Board;

         (b) an acquisition of any voting securities of the General Partner (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) ("Beneficial Ownership") of 20% or more of the combined voting power of the General Partner's then outstanding Voting Securities unless such acquisition was approved by a vote of at least two-thirds (2/3rds) of the Incumbent Board; or

         (c)  approval by the stockholders of the General Partner of:

              (i) a merger, consolidation, share exchange or reorganization involving the General Partner, unless

                   (A) the stockholders of the General Partner, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the "Surviving Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization;

                   (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, share exchange or reorganization constitute at least two-thirds (2/3rds) of the members of the board of directors of the Surviving Company;

              (ii) a complete liquidation or dissolution of the General Partner; or

              (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company or the General Partner.


6.  CONFIDENTIALITY

    During the term of Executive's employment under this Agreement, Executive will have access to and become acquainted with various information relating to the Employers' business operations, marketing data, business plans, strategies, employees, contracts, financial records and accounts, projections and budgets, and similar information. Executive agrees that to the extent such information is not generally available to the public and gives the either of the Employers an advantage over competitors who do not know of or use such information, such information and documents constitute "trade secrets" of the Employers.
Executive further agrees that all such information and documents relating to the business of the Employers, whether they are prepared by Executive or come into Executive's possession in any other way, are owned by the Employers and shall remain the exclusive property of the Employers. Executive shall not misuse, misappropriate or disclose any trade secrets of the Employers, directly or indirectly, or use them for Executive's own benefit, either during the term of this Agreement or at any time thereafter, except as may be necessary or appropriate in the course of Executive's employment with the Employers, unless such action is either previously agreed to in writing by the Employers or required by law.


7.  NON-SOLICITATION

    For a period of one (1) year following the date Executive's employment hereunder is terminated, Executive shall not solicit or induce any of the Employers' employees, agents or independent contractors to end their relationship with either of the Employers, or recruit, hire or otherwise induce any such person to perform services for Executive, or any other person, firm or company. The restrictions set forth in this Section 7 shall not apply if Executive's employment is terminated pursuant to Section 5.1, 5.4 or 5.6.

8.  NON-COMPETITION AFTER TERMINATION

    For a period of one (1) year following the date Executive's employment hereunder is terminated, Executive shall not engage in the acquisition, renovation, management or leasing of any office properties in the Los Angeles, Orange and San Diego counties of Southern California. In addition, Executive shall not engage in any active or passive investment in or reasonably relating to the acquisition, renovation, management or leasing of office properties in the Los Angeles, Orange and San Diego counties of Southern California for a period of one (1) year following the date of termination, with the exception of the ownership of up to one percent (1%) of the securities of any publicly-traded companies involved in such activities. Nothing herein shall relieve or limit Executive's obligation to comply with Sections 6 and 7. The restrictions set forth in this Section 8 shall not apply if Executive's employment is terminated pursuant to Section 5.1, 5.4 or 5.6.


9.  INDEMNIFICATION

    To the fullest extent permitted under applicable law, the Employers shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, "Damages") directly or indirectly arising out of or relating to Executive discharging Executive's duties hereunder on behalf of the Employers and/or their respective subsidiaries and affiliates, so long as Executive acted in good faith within the course and scope of Executive's duties with respect to the matter giving rise to the claim or Damages for which Executive seeks indemnification.


10. PAYMENT OF FINANCIAL OBLIGATIONS BY EMPLOYERS

    The payment or provision to the Executive by the Employers of any remuneration, benefits or other financial obligations pursuant to this Agreement, including, without limitation, the payment of Executive's Base Compensation, any cash bonuses, the provision of benefits enumerated in Section 3.3, the reimbursement of business expenses pursuant to Section 4.5, the payment (if applicable) of the Severance Amount and provision of the Severance Benefits and any indemnification obligations, shall be allocated (the "Compensation Split") 80% to the Company and 20% to Arden initially, subject to adjustment from time to time by the Compensation Committee.


11. GENERAL PROVISIONS

    11.1 ASSIGNMENT; BINDING EFFECT. None of the Employers or Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.

    11.2 NOTICES. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (E.G., FEDEX); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

    If to the Company
    or Arden:           Arden Realty, Inc.
                        9100 Wilshire Boulevard
                        East Tower, Suite 700
                        Beverly Hills, CA 90212
                        Attention:     President
                        Facsimile:     (310) 274-6218


    If to Executive:    Victor J. Coleman
                        9100 Wilshire Boulevard
                        East Tower, Suite 700
                        Beverly Hills, CA 90212
                        Facsimile:     (310) 274-6218

    Any party may change its address for the purpose of this Section 11.2 by giving the other party written notice of its new address in the manner set forth above.

    11.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, between the Employers and Executive with respect to the employment of Executive by the Employers.

    11.4 AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

    11.5 PROVISIONS SEVERABLE. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.

    11.6 ATTORNEY'S FEES. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.

    11.7 GOVERNING LAW. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.

    11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.


THE COMPANY:

ARDEN REALTY LIMITED
PARTNERSHIP, a Maryland
limited partnership

By:     ARDEN REALTY, INC.,
        a Maryland corporation
        Its General Partner



          By: _____________________
              Name: _______________
              Its: ________________


ARDEN:

ARDEN REALTY, INC.,
a Maryland corporation

          By: _____________________
              Name: _______________
              Its: ________________


EXECUTIVE:

___________________________________________
             Victor J. Coleman